Exhibit 99.1

Kips Bay Medical Announces Achievement of Enrollment Goal

and Provides Business Update and

Fourth Quarter and Full Year 2014 Results

MINNEAPOLIS, MN, March 12, 2015 – Manny Villafaña, Chairman and Chief Executive Officer of Kips Bay Medical, Inc. (OTCQB: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting surgery, today announced that the Company had reached its targeted enrollment goal for its eMESH I clinical feasibility trial and provided a business update and financial results for its fourth quarter and full year ended December 31, 2014.

FDA Update

As of March 1, 2015, Kips Bay has reached its targeted goal of enrolling 45-50 patients, treated with its new surgical technique, in the eMESH I clinical feasibility trial. Currently 105 patients have been enrolled in the feasibility trial, including 49 patients enrolled with the new implant technique.

Manny Villafaña, Chairman and Chief Executive Officer, commented “I am grateful for the support of our clinical investigators and the dedication of the Kips Bay team in driving us to this milestone in our feasibility trial.” Mr. Villafaña continued, “We are now excited to focus our efforts on securing our follow-up angiograms by late third quarter or early fourth quarter of this year.”

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein graft, or SVG, support using the Company’s eSVS Mesh in coronary artery bypass grafting, or CABG, surgery. The objective of the eMESH I clinical feasibility trial is to demonstrate to the U.S. Food and Drug Administration, or FDA, the initial safety and performance of the Company’s eSVS Mesh for use as an external SVG support device during CABG surgery. If the feasibility trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption, or IDE. Once approved, the IDE will allow Kips Bay to perform a larger pivotal study which is required to demonstrate clinical effectiveness and support a premarket approval application filing with the FDA seeking approval to sell the eSVS Mesh in the United States.

Operations Update

On January 5, 2015, the Company announced that it had streamlined and scaled back operations, including a reduction in personnel from thirteen to eight employees and temporary salary reductions for officers and key employees. As a result, in the near term Kips Bay is focused on and committed to spending substantially all its resources on completing the eMESH I clinical feasibility trial, and if that trial is successful, using the data from that study as the basis for the filing of a request for an IDE to perform a larger pivotal study. Kips Bay believes that these actions will reduce monthly cash operating expenses, excluding costs related to the eMESH I clinical feasibility trial, to approximately $200,000 and that available capital will be sufficient to fund the Company’s operations through the end of 2015.

Financial Results

Net sales in the fourth quarter of 2014 were $14,000, down from $41,000 in the fourth quarter of 2013. Gross profit was $4,000 and $21,000 in the fourth quarters of 2014 and 2013, respectively. Net loss in the fourth quarter of 2014 was $1.3 million, or $0.04 per diluted share, compared to a net loss of $1.5 million, or $0.06 per diluted share, in the fourth quarter of 2013.

Net sales for the full years of 2014 and 2013 were $84,000 and $130,000, respectively, and the Company’s gross margin decreased to 47.6% in 2014 from 51.5% in 2013. The net loss for the year ended December 31, 2014 was $5.6 million, or $0.17 per diluted share, compared to a net loss of $6.1 million, or $0.23 per diluted share, for the year ended December 31, 2013.

The Company believes that sales of the eSVS Mesh have been, and will continue to be, adversely impacted by the limited amount of clinical data on the performance of the eSVS Mesh, limited reimbursements available to hospitals and the effects of economic difficulties in certain European countries. In November 2014, Kips Bay reduced the price it charges distributors from $1,200 to $700 per device.

Research and development expenses decreased 21.3% to $608,000 in the fourth quarter of 2014 from $773,000 in the fourth quarter of 2013. For the full year, research and development expenses decreased 18.6% to $2.5 million in 2014 from $3.1 million in 2013. These decreases were due to a combination of factors, which included a reduction in expense incurred for product testing requested by the FDA in November 2012 and completed in 2013; a reduction in costs incurred in support of post-market studies of the eSVS Mesh; reduced professional service fees required to support the eMESH I clinical trial; and reduced patient enrollment costs in the eMESH I clinical feasibility trial as current year enrollments occurred in lower cost study sites. Other factors contributing to the decline included reduced patent related legal fees, lower stock-based compensation costs and lower staff levels.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at December 31, 2014 were $3.6 million compared to $5.0 million at December 31, 2013. Total current assets were $4.4 million and $5.9 million at December 31, 2014 and 2013, respectively. These decreases were driven by the use of cash to fund clinical studies and operations during 2014, partially offset by $3.6 million of proceeds from the Company’s January 2014 public offering.

Current liabilities decreased to $433,000 as of December 31, 2014, compared to $455,000 as of December 31, 2013. This decrease related primarily to the timing of payments at year-end, partially offset by increased costs accrued during 2014 for the eMESH I clinical feasibility trial related to the rapid pace of patient enrollments in the fourth quarter of 2014.

Cash used in operations decreased from $5.5 million for the year ended December 31, 2013 to $5.0 million for the year ended December 31, 2014. This decrease was due to a reduction in the Company’s net loss for 2014 and the effects of changes in non-cash stock-based compensation, depreciation and operating assets and liabilities.

Looking Ahead

As a result of the Company’s January 2015 reorganization, which was intended to conserve capital while the Company pursues the completion of the eMESH I clinical feasibility trial, Kips Bay is not currently focusing its efforts on sales of the eSVS Mesh. Therefore, Kips Bay does not expect its sales to improve in the near foreseeable future. Also as a result of the reorganization, Kips Bay expects its selling, general and administrative expenses to decrease significantly during 2015 compared to 2014. Research and development expenses also are expected to decrease as the Company focuses on the eMESH I clinical feasibility study.

The Company believes that its cash, cash equivalents and short-term investments as of December 31, 2014, after considering the effects the January 2015 reorganization, will be sufficient to fund planned operations through the end of 2015. However, Kips Bay may require, or depending upon capital market conditions, may elect to raise additional funds earlier in order to continue the feasibility trial, plan for an anticipated larger pivotal study and conduct additional clinical trials to obtain regulatory approvals for the eSVS Mesh.

No assurance can be provided that the Company’s eMESH I clinical feasibility trial will be successful, that the FDA will approve an IDE for a pivotal study or that once these studies are concluded, the Company will receive U.S. marketing approval for the eSVS Mesh. If these events do not occur, Kips Bay may be forced to cease operations since the Company does not have any other products in development. In addition, the Company will need additional financing to continue its operations, and in particular, to complete the eMESH I clinical feasibility trial. If Kips Bay does not receive such additional financing, it may be forced to cease operations.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. To strengthen an SVG, the eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant. Kips Bay is currently conducting a feasibility trial for the FDA, the objective of which is to demonstrate the initial safety and performance of the eSVS Mesh. Kips Bay expects to use the data from this study as the basis for the filing of a request for an investigational device exemption to perform a larger pivotal study which is required to demonstrate clinical effectiveness and support a request for approval to sell the eSVS Mesh in the United States. Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “believes,” “expects,” “continues,” “intends,” “should,” “will,” “may,” “can be,” “believes,” “could,” “hopes,” “anticipates,” “estimates,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s plans and expectations regarding enrollments, patients required to complete its trial and other aspects of its eMESH I clinical feasibility trial; the effect of recent changes in the application of the eSVS Mesh and to the surgical implant technique on the results of the feasibility trial; the safety, performance and benefits of the eSVS Mesh; future sales, sales, general and administrative expenses and research and development expenses; the Company’s burn rate and how long the Company believes its current cash resources will last and its need for, and plans to obtain, additional financing, to fund its operations past mid-2015. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, in particular, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; and its need for, and ability to obtain, additional financing; and the terms of any such additional financing, which could be highly dilutive and adversely affect the rights of its current stockholders. If Kips Bay is unable to obtain additional financing when needed or if its eMESH I clinical feasibility trial is not successful, the Company may not be able to continue as a going concern and may be forced to cease operations. Other uncertainties and risks that may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements include, among others, Kips Bay’s future operating results and financial performance; surgeon acceptance of the eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for the eSVS Mesh technology and the extent of such coverage; the development of its distribution and marketing capabilities; and its ability to retain and attract personnel. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email:     Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2014	2013	Change	2014	2013	Change
Net sales	$14	$41	(65.9)%	$84	$130	(35.4)%
Cost of sales	(10)	(21)	(52.4)	(44)	(63)	(30.2)
Gross profit	4	20	(80.0)	40	67	(40.3)
Operating expenses:
Research and development	608	773	(21.3)	2,503	3,075	(18.6)
Selling, general and administrative	715	785	(8.9)	3,150	3,068	2.7
Total operating expenses	1,323	1,558	(15.1)	5,653	6,143	(8.0)
Other income:
Interest income	1	4	(75.0)	6	16	(62.5)
Net loss	$(1,318)	$(1,534)	(14.1)	$(5,607)	$(6,060)	(7.5)
Basic and diluted net loss per share	$(0.04)	$(0.06)	33.3	$(0.17)	$(0.23)	(26.1)
Weighted average shares outstanding—basic and diluted	33,014,079	26,979,079	22.4	32,534,586	26,916,060	20.9

Comprehensive loss	$(1,318)	$(1,534)	(14.0)%	$(5,607)	$(6,060)	(7.5)%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,138	$2,316
Short-term investments	457	2,684
Accounts receivable	8	28
Inventories	673	793
Prepaid expenses and other current assets	109	88
Total current assets	4,385	5,909
Property and equipment, net	353	400
Total assets	$4,738	$6,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78	$141
Accrued liabilities	355	314
Total current liabilities	433	455

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2014 and December 31, 2013.	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized as of December 31, 2014 and 40,000,000 shares authorized as of December 31, 2013, 33,014,079 and 26,979,079 shares issued and outstanding as of December 31, 2014 and 2013, respectively	330	270
Additional paid-in capital	45,492	41,494
Accumulated other comprehensive loss	—	—
Accumulated deficit	(41,517)	(35,910)
Total stockholders’ equity	4,305	5,854
Total liabilities and stockholders’ equity	$4,738	$6,309

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,607)	$(6,060)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	49	55
Stock-based compensation	415	570
Amortization of premium on short-term investments	20	74
Other	—	17
Changes in operating assets and liabilities:
Accounts receivable	20	3
Inventories	120	122
Prepaid expenses and other current assets	(21)	15
Accounts payable	(63)	(192)
Accrued liabilities	41	(141)
Net cash used in operating activities	(5,026)	(5,537)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	3,423	3,814
Purchases of short-term investments	(1,216)	(5,625)
Purchase of property and equipment	(2)	(17)
Proceeds from the sale of property and equipment	—	2
Net cash provided by (used in) investing activities	2,205	(1,826)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of related costs of $581	3,643	—
Proceeds from sale of common stock in a public offering, net of related costs of $33	—	276
Net cash provided by financing activities	3,643	276
Net increase (decrease) in cash and cash equivalents	822	(7,087)
Cash and cash equivalents at beginning of period	2,316	9,403
Cash and cash equivalents at end of period	$3,138	$2,316